EXHIBIT 10(v)

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made effective this 1st day of April 2007, by and between First Capital Invest Corp c/o Mr. Kurt F.P. Dalmata (the "Consultant") whose address is Lavaterstrasse 45, CH-8002, Zurich, Switzerland, and Enwin Resources, Inc. a Nevada corporation with its offices located at 2610-1066 West Hastings Street, Vancouver, British Columbia V6E 2K3 (the "Company").

     WHEREAS, the Consultant has expertise and knowledge regarding strategic planning, financial analysis, and market and public relations; and

     WHEREAS, the Company has need for the services of the Consultant.

Agreement

NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, the benefit to the parties to be derived therefrom and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:

1.

Services. Consultant is hereby retained by the Company to serve as an independent consultant to provide advice and services to the Company in connection with strategic planning, developing capital markets, assisting in public and market relations, including media planning and other related business consulting. During the term of this Agreement Consultant agrees to provide such services to the Company as the Company may from time to time reasonably request, including without limitation, advice and service with respect to those matters as to which it has special competence by reason of its business experience, knowledge, and abilities. Consultant shall make itself available during reasonable business hours to perform all services reasonably requested by the Company.

2.     Term. The Agreement shall commence on the date hereof and shall remain in full force and effect for an initial period of one (1) year and shall continue indefinitely until terminated by the Company or Consultant. The Agreement may be cancelled without cause with a written notice to Consultant of thirty (30) days in advance.

3.	Compensation. The Company shall pay, and Consultant shall accept as compensation hereunder a consulting fee of US$10,000 (US ten thousand American dollars) per month.

4.     Reimbursement for Costs. The Company shall reimburse the Consultant. for all reasonable traveling, entertainment and other expenses and disbursements actually and properly incurred by the Consultant in connection with his duties hereunder. Such payments and reimbursements shall be made promptly upon submission by the Consultants of vouchers, bills or receipts for such expenses and disbursements.

EXHIBIT 10(v)

5.     Independent Contractor. Consultant is retained under the terms of this Agreement as an independent contractor and nothing herein shall be construed as creating an employer/employee relationship, partnership or joint venture between the parties.

(B)     Consultant will furnish all materials used to provide the services required by this Agreement;

(C)     Consultant has the right to hire assistants as subcontractors or to use third parties to provide the services required by this Agreement; provided, however, that the Company is not liable for resulting costs; and

(D)     Neither Consultant nor its employee or agents shall be required to devote full time to performing the services required by this Agreement.

6.     Authority to Act. The Consultant shall not have the authority to act on behalf of the Company or to enter into agreements on behalf of the Company.

7.     Indemnification. To the extent permitted by law, the Company will indemnify Consultant and its agents against any claim or liability and will hold the Consultant and its agents harmless from and pay any expenses (including without limitation, legal fees and court costs), judgments, penalties, settlements and other amounts arising out of or in connection with any act or omission of the Consultant and its agents performed or made in good faith on behalf of the Company pursuant to this Agreement, unless such action involves gross negligence.

8.     Nondisclosure of information. Consultant agrees that during the term of this Agreement, Consultant will not, directly or indirectly, disclose to any person not authorized by the Company to receive or use such information, any of the Company's confidential or proprietary data, information, or techniques, or give to any person not authorized by the Company to receive it or any information that is not generally known to anyone other than the Company or that is designated by the Company as "limited," "private, "confidential," or otherwise marked to indicate its confidential nature. With respect to any advise, written or oral, provided by the Consultant pursuant to this Agreement, such advise will be solely for the information and assistance of the Company in connection with the Consultant's services and unless otherwise indicated by the Consultant, is not to be used, circulated, quoted, or otherwise referred to for any other purpose, included in or in reference to, in whole or it part, any registration statement, proxy statement or any other document without the prior written consent of the Consultant.

9.	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

10.     Entire Agreement. This Agreement is a written memorialization of an oral agreement between the parties and shall be considered to be the only agreement or understanding between the parties hereto with respect to the advice and services to be provided by Consultant to the Company. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. This Agreement cannot be modified except by a written document signed by the party to be charged therewith.

EXHIBIT 10(v)

11.     Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Nevada.

AGREED AND ENTERED INTO as of the date first above written.

THE COMPANY                    CONSULTANT

Enwin Resources, Inc.                     First Capital Invest Corp.

By: /s/ Nora Coccaro                    /s/ Kurt Dalmata
Nora Coccaro, CEO                     Kurt F.P. Dalmata